Exhibit 10.2
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 28, 2005 between Emmis Operating Company, an Indiana corporation (“Seller”) and SJL Acquisition, LLC, a Delaware limited liability company (“Buyer”).
Recitals
     A. Seller owns 1,000 shares of common stock (the “Stock”) of SJL of Kansas Corp., a Kansas corporation (“SJL”), being all of the issued and outstanding stock of SJL.
     B. SJL owns all of the issued and outstanding stock of Emmis Television License Corporation of Wichita, a California corporation (“Wichita Licensee”).
     C. SJL and Wichita Licensee own and operate the following television broadcast and translator stations (the “Wichita Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
KSNW(TV), Wichita, Kansas
KSNC(TV), Great Bend, Kansas
KSNG(TV), Garden City, Kansas
KSNK(TV), McCook, Nebraska
     D. SJL also owns all of the issued and outstanding stock of Topeka Television Corporation, a Missouri corporation (“Topeka Television”).
     E. Topeka Television owns all of the issued and outstanding stock of Emmis Television License Corporation of Topeka, a California corporation (“Topeka Licensee”).
     F. Topeka Television and Topeka Licensee own and operate the following television broadcast station (the “Topeka Station”) pursuant to certain authorizations issued by the FCC:
KSNT(TV), Topeka, Kansas
     G. The Wichita Stations and the Topeka Station are referred to herein each as a “Station” and collectively the “Stations.” SJL, Wichita Licensee, Topeka Television and Topeka Licensee are referred to herein each as a “Company” and collectively as the “Companies.”
     H. Simultaneously with the execution of this Agreement, Buyer and certain affiliates of Seller are entering into an Asset Purchase Agreement (the “APA”) with respect to certain other television stations.
     I. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Stock.
Agreement

     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: SALE AND PURCHASE
     1.1. Stock. On the terms and subject to the conditions hereof, at Closing (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the Stock.
     1.2. Station Assets. As used herein, “Station Assets” means all assets, properties and rights of the Companies, real and personal, tangible and intangible, that are used or held for use in the operation of the Stations, except as set forth in Sections 1.3 and 1.4. The Station Assets include without limitation the following:
          (a) all licenses, permits and other authorizations issued to Wichita Licensee and Topeka Licensee by the FCC with respect to the Stations (the “FCC Licenses”), and all licenses, permits and authorizations issued by any federal, state or local governmental authority other than the FCC, including without limitation, those described on Schedule 1.2(a), including any renewals or modifications thereof between the date hereof and Closing;
          (b) all of the Companies’ equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used in or held for use in the ownership or operation of the Stations, including without limitation those listed on Schedule 1.2(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);
          (c) all of the Companies’ real property (i) owned in fee simple by, or (ii) leased, subleased or licensed to any Seller, and used or held for use in the operation of the Stations (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.2(c) (the “Real Property”);
          (d) all agreements for the sale of advertising time on the Stations, and all other contracts, agreements, licenses and leases (including the Real Property Leases (defined below)) used or held for use in the Stations’ business, including without limitation those listed on Schedule 1.2(d), together with all contracts, agreements, licenses and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);
          (e) all of the intellectual property and rights thereunder, including but not limited to all rights in and to the call letters and the rights in and to trademarks, trade names, service marks, patents, inventions, trade secrets, know-how, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property (the “Intellectual Property”) owned by or licensed to any of the Companies and used in or held for use in the operation of the Stations, including without limitation those listed on Schedule 1.2(e) (the “Intangible Property”);
          (f) the Companies’ rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Stations, including the

Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below); and
          (g) all assets included in Working Capital (defined below).
     1.3. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents of the Companies, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
          (b) all tangible and intangible personal property of the Companies retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;
          (c) all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4 or Section 5.7 (including any Station Contract that is an employment agreement or similar contract that is distributed or assigned to Seller);
          (d) all corporate and trade names unrelated to the operation of the Stations (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Stations and the Companies, and all records not relating to the operation of the Stations;
          (e) all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;
          (f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller or its affiliates for the benefit of the Companies;
          (g) receivables for the reimbursement of the cost of capital equipment and relocation related expenses paid for by Seller and relating to the Sprint/Nextel relocation project;
          (h) any non-transferable shrinkwraped, computer software and any other non-transferable computer licenses that are not material to the operation of the Stations;
          (i) all rights and claims of the Companies, whether mature, contingent or otherwise, against third parties with respect to the Stations and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time (other than the assets included in Working Capital);
          (j) all claims of the Companies with respect to any Tax (defined below) refunds (except to the extent Buyer is economically responsible for the underlying Tax or the underlying Tax is included in Working Capital);

          (k) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other group-wide operating systems; and
          (l) the assets listed on Schedule 1.3 (if any), and the slogan “Great Media, Great People, Great Service.”
     1.4. Shared Assets.
          (a) Some of the Station Contracts may be used in the operation of multiple stations or other business units (the “Shared Contracts”) and are identified as such on Schedule 1.2(d). The rights and obligations under the Shared Contracts shall be equitably allocated among stations in a manner reasonably determined by Seller, in good faith, in accordance with the following equitable allocation principles:
               (i) any allocation set forth in the Shared Contract shall control;
               (ii) if none, then any allocation previously made by the Companies or Seller as reflected in Seller’s financial statements in the ordinary course of Station operations shall control;
               (iii) if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and
               (iv) if not quantifiable, then reasonable accommodation shall control.
          (b) Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Transferred Obligations (defined below)) will include only Buyer’s allocated portion of the rights and obligations under the Shared Contracts (without need for further action and whether such allocation occurs before or after Closing). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer’s allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Completion of documentation of any such allocation is not a condition to Closing.
     1.5. Assumption of Obligations. As used herein the term “Transferred Obligations” means (i) the obligations of the Companies arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts and the FCC Licenses, (ii) the obligations described in Section 5.7 as being the responsibility of Buyer, and (iii) all liabilities included in Working Capital. Pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Assignment and Assumption Agreement”), Seller will assume and be responsible for all liabilities and obligations of the Companies and their affiliates, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, as of the Effective Time other than the Transferred Obligations (the “Retained Obligations”).
     1.6. Purchase Price. The aggregate purchase price to be paid for the Stock under this Agreement and the Station Assets under the APA shall be an amount equal to Two Hundred Fifty-Nine Million Dollars ($259,000,000) plus the Contingent Payment (as defined on Schedule

1.5 to the APA), if any (the “Purchase Price”). The Purchase Price shall be paid at Closing as follows: (i) $253,000,000 (as allocated) in cash by wire transfer of immediately available funds and (ii) the balance by execution and delivery of a secured limited recourse promissory note with the terms described on Schedule 1.5 to the APA. Prior to Closing, Buyer and Seller shall agree upon an allocation of the Purchase Price between this Agreement and the APA.
     1.7. Working Capital. As used herein, the term “Working Capital” shall mean (i) all current assets of the Companies, other than Excluded Assets, and (ii) all current liabilities of the Companies that have been incurred in the ordinary course of business, other than intercompany payables and Taxes on or measured by the income of the Companies, in each case to the extent that the same would appear on a balance sheet prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), on a basis consistent with the manner in which the balance sheets of the Stations have been prepared previously, as of 12:01 a.m. on the day of Closing (the “Effective Time”).
     1.8. Transfer of Excluded Assets. At or prior to Closing, Seller may cause the Companies to distribute or assign all or any portion of the Excluded Assets to Seller or an affiliate of Seller. After Closing, Buyer shall cause the Companies from time to time, at the request of and without further cost or expense to Seller (other than as provided in Section 9.2(d)), to take all actions as may be necessary to convey the Excluded Assets (other than those referenced in Section 1.3(a)) to Seller, free and clear of Liens (defined below) other than Permitted Liens (defined below), including without limitation providing Seller with the benefits of the Excluded Assets described in Sections 1.3(e) and (i).
     1.9. Closing. The consummation of the sale and purchase of the Stock provided for in this Agreement (the “Closing”) shall take place on the fifth business day after the date of the FCC Consent pursuant to the FCC’s initial order, unless such consent is granted between January 23, 2006 and January 30, 2006, in which event the Closing shall take place on January 31, 2006 (or on such other day after such consent as otherwise provided herein or as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions to Closing set forth herein. The date on which the Closing is to occur is referred to herein as the “Closing Date.”
     1.10. Governmental Consents.
          (a) Within five (5) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the transfer of control of the FCC Licenses to Buyer. FCC consent to the transfer of control of the main station FCC Licenses and any other FCC Licenses necessary to operate the Stations in the ordinary course of business in all material respects is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their reasonable best efforts to obtain the FCC Consent as soon as possible.
          (b) If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”
          (c) Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”
     1.11. Renewal. The main station FCC Licenses expire on the dates set forth on Schedule 1.2(a). If due prior to Closing and if not previously filed, then Seller shall timely file FCC renewal applications with respect to the Stations and thereafter prosecute such applications. The parties acknowledge that under current FCC policy, either the FCC will not grant a transfer of control application while a renewal application is pending, or the FCC will grant a transfer of control application with a renewal condition. If the FCC Application is granted subject to a renewal condition, then the term “FCC Consent” shall mean FCC consent to the FCC Application and satisfaction of such renewal condition.
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing:
     2.1. Organization. Seller and the Companies are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.3. No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to transfer of control under certain of the Station Contracts as set forth on Schedule 1.2(c) and Schedule 1.2(d), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract, license or agreement (including the Station Contracts) to which Seller or any of the Companies is a party or to which its assets are subject, any organizational documents of Seller or any of the Companies, or any law, judgment, order, or decree to which Seller or any of the Companies is subject, or require the consent or approval of, or a filing by Seller or any of the Companies with, any governmental or regulatory authority or any third party.
     2.4. Capitalization; Title to Stock.
          (a) The authorized capital of SJL consists of 1,000 shares of common stock, par value $0 per share, of which no shares are issued and outstanding other than the Stock. Seller owns the Stock, SJL owns all of the issued and outstanding stock of Wichita Licensee and Topeka Television, and Topeka Television owns all of the issued and outstanding stock of Topeka Licensee, in each case free and clear of any liens, claims and encumbrances (“Liens”), other than Permitted Liens. The Stock and all of the issued and outstanding stock of Wichita Licensee, Topeka Television and Topeka Licensee (collectively, the “Shares”) are duly authorized, and validly issued and are fully paid and non-assessable. At the Closing, upon payment of the Purchase Price, Buyer will acquire good and valid title to all of the Stock, free and clear of any Liens.
          (b) Except for the Stock, the shares of Wichita Licensee and Topeka Television owned by SJL, and the shares of Topeka Licensee owned by Topeka Television, there are no outstanding (i) shares of capital stock or other equity interests of any of the Companies or (ii) securities of any of the Companies convertible or exercisable for any such equity interests. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements or commitment of any character providing for the purchase, issuance or sale by Seller or any of the Companies of any shares of capital stock or other equity interests in any of the Companies or any securities convertible or exercisable for any such equity interests. There are no voting trusts, proxies or other similar agreements or understandings with respect to the voting or transfer of any of the Shares. There are no outstanding obligations of any of the Companies to repurchase, redeem or otherwise acquire any of the Shares or other equity interests in any of the Companies.
     2.5. FCC Licenses. Except as set forth on Schedule 1.2(a):
          (a) Wichita Licensee and Topeka Licensee are the holders of the FCC Licenses described on Schedule 1.2(a), which are all of the material licenses, permits and authorizations of any federal, state or local governmental authority required for or otherwise material to the present operation of the Stations. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or against Wichita Licensee or Topeka Licensee with respect to the Stations that could result in any such action. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC.

          (b) Each Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. The Stations are broadcasting the DTV signal in accordance with such authorization in all material respects. Except as set forth on Schedule 1.2(a), each Station’s election of a channel on which to provide DTV service following the end of the DTV transition has been approved by the FCC, and each Station has met the build-out requirements for its replication-maximization deadline pursuant to the FCC’s Report and Order, “Second Periodic Review of the Commission’s Rules and Policies Affecting the Conversion to Digital Television,” FCC 04-192 (released September 7, 2004) if such deadline has passed.
          (c) As of the date of this Agreement, (i) the Stations are carried on cable and DBS systems pursuant to the retransmission consent agreements set forth on Schedule 1.2(d) and (ii) each retransmission consent agreement is in effect and is binding upon the Companies and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally).
          (d) All material reports and filings required to be filed with the FCC by Wichita Licensee and Topeka Licensee with respect to the Stations have been timely filed. All such reports and filings are accurate and complete in all material respects. Wichita Licensee and Topeka Licensee maintain appropriate public inspection files at the Stations as required by FCC rules.
     2.6. Taxes.
          (a) Except as set forth on Schedule 2.6, (i) the Companies have filed when due (taking into account all valid extensions) all foreign, federal, state, county and local Tax Returns (defined below) which are required to have been filed by or with respect to them under applicable law; (ii) all such Tax Returns were correct and complete in all material respects when filed or subsequently modified or amended prior to the date hereof; (iii) the Companies have paid all Taxes (defined below) which have become due and payable by or with respect to them, except those included in Working Capital; (iv) there is no action, suit, proceeding, investigation, audit, claim, notice of deficiency or assessment threatened in writing or pending against or with respect to any Company for Taxes of such Company; (v) there is no outstanding request for any extension of time within which to file any Tax Return with respect to any Company; (vi) there has been no waiver or extension of any applicable statute of limitation for the assessment or collection of any Taxes of any Company; (vii) all Taxes required to be withheld or collected by any Company have been withheld or collected, and all such Taxes have been paid when due (taking into account all valid extensions) to the appropriate taxing authority; (viii) no Company has executed or filed any power of attorney with respect to Taxes which is currently in force; (ix) no Company is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement; (x) since October 1, 2000, no Company has been a member of any “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, other than a group the common parent of which is Emmis Communications Corporation; (xi) no Company has any liability for Taxes of any person (other than another member of a group the common parent of which is Emmis Communications Corporation) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (xii) no Company has entered into any transaction that is a “listed transaction” as defined in Treas. Reg. Section 1.6011-4(b); and (xiii) no Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period or portion thereof beginning after the Closing Date as a result of any (A) change in method of accounting for a tax period ending on or before the Effective Time, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of foreign, state or local law) executed on or before the Effective Time, (C) intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of foreign, state or local law), or (D) installment sale or open transaction disposition transaction made on or before the Effective Time.
          (b) As used herein, “Taxes” shall mean any federal, state or local net or gross income, gross receipts, sales, use, excise, property, ad valorem, transfer, franchise, license, withholding, payroll, employment and social security, unemployment, and other taxes, fees, assessments or charges of any kind imposed by any governmental authority, together with any associated interest or penalties, and “Tax Returns” means any return, declaration, report, claim for refund or statement relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     2.7. Personal Property. Schedule 1.2(b) contains a list of material items of Tangible Personal Property included in the Station Assets. Except as set forth on Schedule 1.2(b), the Companies have good and marketable title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. Except as set forth on Schedule 1.2(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted. As used herein, “Permitted Liens” means, collectively, the Transferred Obligations, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and with respect to the Real Property, such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not, individually or in the aggregate, in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations.
     2.8. Real Property. Schedule 1.2(c) contains a description of all Real Property included in the Station Assets, which is all of the real property used, or held for use by the Companies in connection with the operation of the Stations. The Companies have good and marketable fee simple title to the owned Real Property described on Schedule 1.2(c) (the “Owned Real Property”) free and clear of Liens other than Permitted Liens. Schedule 1.2(c) includes a description of each lease of Real Property or similar agreement included in the Station Contracts, which is all of the leased real property used or held for use by the Companies in connection with the operation of the Stations (the “Real Property Leases”). The Companies have good and valid title to the leasehold estate under each Real Property Lease free and clear of any Liens other than Permitted Liens. To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. The Owned Real Property includes, and the Real Property Leases provide, access to the Stations’ facilities.
     2.9. Contracts. Seller has made available to Buyer copies of the material Station Contracts. Except as set forth on Schedule 1.2(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in full force and effect and is binding upon the Companies and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). The Companies have performed their obligations under each of the

Station Contracts in all material respects, and are not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. The Station Contracts requiring the consent of a third party to transfer of control are identified with an asterisk on Schedules 1.2(c) and 1.2(d).
     2.10. Environmental. Except as set forth on Schedule 1.2(c) or in any Phase I (defined below), to Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth on Schedule 1.2(c) or in any Phase I, to Seller’s knowledge, the Companies have complied in all material respects with all environmental, health and safety laws applicable to the Stations.
     2.11. Intangible Property. Schedule 1.2(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.2(e), (i) to Seller’s knowledge, the Companies’ conduct of the Stations’ business does not infringe upon or misappropriate any third party rights in any material respect, (ii) to Seller’s knowledge, none of the material Intangible Property is being infringed or misappropriated by any third party, (iii) the Intangible Property is not the subject of any pending or, to Seller’s knowledge, threatened legal proceedings claiming infringement, unauthorized use or violation by the Companies or any Station, and (iii) the Companies have not received any written notice that their use of the Intangible Property at any Station is unauthorized or violates or infringes upon the rights of any other person or challenging the ownership, use, validity or enforceability of any Intangible Property. Except as set forth on Schedule 1.2(e), to Seller’s knowledge, the Companies own or have the right to use the Intangible Property free and clear of Liens other than Permitted Liens. The Companies have made the filings and registrations listed on Schedule 1.2(e), if any, with respect to the Intangible Property listed thereon.
     2.12. Employees. Except as set forth on Schedule 2.12, (i) Seller and the Companies have complied in all material respects with all labor and employment laws, rules and regulations applicable to the Companies’ business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and (ii) there is no unfair labor practice charge or complaint against Seller or the Companies in respect of the Companies’ business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Companies’ business. Except as set forth on Schedule 1.2(d) and Schedule 2.12, the Companies are not party to any collective bargaining, union or similar agreement with respect to the employees of the Companies, and, to Seller’s knowledge, no union represents or claims to represent or is attempting to organize such employees. To Seller’s knowledge, except as set forth on Schedule 2.12, no current liability may be imposed upon a cessation of or reduction in contributions to, or upon any complete or partial withdrawal from, any multiemployer plan covering employees of the Companies.
     2.13. Insurance. Seller maintains insurance policies or other arrangements with respect to the Companies, the Stations and the Station Assets consistent with Seller’s or its affiliates’ practices for other stations, and will maintain such policies or arrangements in full force and effect until the Effective Time.

     2.14. Compliance with Law. Except as set forth on Schedule 2.14, (i) the Companies have complied in all material respects with all laws, ordinances, codes, rules and regulations, and all decrees, judgments and orders of any court or governmental authority which are applicable to the operation of the Stations, and (ii) to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against the Companies in respect of the Stations except those affecting the industry generally.
     2.15. Litigation. Except as set forth on Schedule 2.15, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against the Companies in respect of the Stations that will subject Buyer or the Station Assets to liability or which will affect Seller’s ability to perform its obligations under this Agreement.
     2.16. Financial Statements. Seller has provided to Buyer copies of its statements of operations for the Stations for: (i) the years ended February 29, 2004 and February 28, 2005 (the “Year End Statements”) and (ii) the six months ended August 31, 2004 and 2005 (such statements, together with the Year End Statements, the “Financial Statements”). The Year End Statements are the statements included in the audited consolidated financial statements of Seller and its affiliates (but the Year End Statements are not separately audited). The Financial Statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Stations as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among the Stations as determined by Seller, (ii) employee health insurance expense reflected in the statements is an estimate of the Stations’ share of consolidated health insurance expense and not necessarily indicative of actual claims activity of any particular Station, (iii) a portion of departmental operating expenses are paid in Seller’s stock but are reflected as cash expenses in the statements, and (iv) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with the discount given to employees on stock purchases and associated with restricted stock grants made March 1, 2005, certain revenues and expenses associated with operating the Stations as a group and expenses attributable to the adoption of accounting pronouncements. Between August 31, 2005 and the date of this Agreement, the Stations have been operated in all material respects in the ordinary course of business and otherwise in the manner set forth in Section 4.1, as if such Section applied during such period.
     2.17. Station Assets. The Station Assets include all assets that are owned, leased or licensed by the Companies, or any affiliates of the Companies, and used in or held for use in the operation of the Stations in all material respects as currently operated, except for the Excluded Assets.
     2.18. Related Party Transactions. With respect to any Station Contract between any Company on the one hand, and any affiliate of the Companies or any officer, director or employee of the Companies on the other hand, that is not listed on Schedule 1.2(d), such Station Contract is on commercially reasonable terms.
     2.19. Citizenship. Seller and the Companies are not “foreign persons” as defined in Section 1445(f)(3) of the Code.

ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
     Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing:
     3.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.3. No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.
     3.4. Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.
     3.5. Qualification. Buyer knows of no reason why it should not be found to be legally, financially and otherwise qualified to acquire the Stock and to own the Companies and control and operate the Stations under the Communications Act and the rules, regulations and policies of the FCC, and knows of no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as transferee of control of the FCC Licenses. No waiver of or exemption from any FCC rule or policy on the part of Buyer is necessary for the FCC Consent to be obtained. There are no matters relating to Buyer that might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.

     3.6. Investment. Buyer is acquiring the Stock for its own account and for investment purposes and not with a view to the distribution thereof. Buyer acknowledges that none of the Stock has been registered under the Securities Act of 1933, as amended, or any state securities law. Buyer has conducted an examination of the information made available to it by Seller relating to the Companies and their businesses, Buyer has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Stock, and Buyer can bear the economic risk of an investment in the Stock and can afford a complete loss of such investment.
ARTICLE 4: SELLER COVENANTS
     4.1. Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, Seller shall or shall cause the Companies to:
          (a) operate the Stations in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;
          (b) maintain the FCC Licenses in full force and effect in all material respects, and not materially adversely modify any of the FCC Licenses, not give the FCC any grounds to institute proceedings for the revocation or suspension of, or take any action or fail to take any action if such action or failure to act would result in a materially adverse modification to any of the FCC Licenses;
          (c) not other than in the ordinary course of business, sell, lease, license or dispose of or agree to sell, lease, license or dispose of any of the Station Assets (other than the Real Property, which the Companies shall not sell or agree to sell) unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;
          (d) maintain and replace the Tangible Personal Property and maintain the Real Property, in each case in the ordinary course of business;
          (e) upon reasonable notice, give Buyer and its representatives reasonable access during normal business hours to the Station Assets, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Stations;
          (f) except as otherwise required by law, (i) not enter into any employment agreement (except in the ordinary course of business consistent with past practice after consultation with Buyer) or severance agreement or any labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer or the Companies after Closing, (ii) except in the ordinary course of business, increase the compensation payable to any employee of the Companies (except for bonuses and other compensation payable directly by Seller in connection with the consummation of the transactions contemplated by this Agreement), or (iii) not modify any severance policy applicable to any employee of the Companies that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance is payable);
          (g) pay accounts payable and collect accounts receivable in the ordinary course of business consistent with past practice, and not compromise or discount any accounts receivable except in the ordinary course of business consistent with past practice;
          (h) use reasonable best efforts to maintain the Stations’ cable and DBS carriage existing as of the date of this Agreement, including making timely elections of must-carry or retransmission consent and negotiating new or extended retransmission consent agreements in the ordinary course of business;
          (i) not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts;
          (j) not issue, sell, transfer, assign or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance, sale, transfer or assignment of, any of the Shares or any other shares of capital stock or other equity securities of any of the Companies, or any rights or obligations convertible into or exchangeable for any shares of capital stock or other equity securities of any of the Companies, not make any changes (by combination, reorganization or otherwise) in the capital structure of any of the Companies, and not incur or permit to exist any Lien upon the Shares, except for Permitted Liens; and
          (k) conduct all Tax affairs in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, not make or change any Tax election or file any amended Tax Return if such election or amendment would have the effect of increasing the Tax liability of any Company for any tax period or portion thereof beginning after the Closing Date.
ARTICLE 5: JOINT COVENANTS
     Buyer and Seller hereby covenant and agree as follows:
     5.1. Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.
     5.2. Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.

     5.3. Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Stations prior to Closing shall remain the responsibility of Wichita Licensee and Topeka Licensee as the holder of the FCC Licenses.
     5.4. Risk of Loss.
          (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.
          (b) If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.7 in any material respect, then:
               (i) Seller shall cause the Companies to use reasonable best efforts to repair or replace such item in all material respects in the ordinary course of business, and
               (ii) if such repair or replacement is not completed prior to Closing, then the parties shall proceed to Closing, Seller’s representations and warranties as of the Closing shall be modified to take into account any such condition and Seller shall promptly repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).
          (c) If a Station is off the air prior to Closing, then Seller shall cause the Companies to use reasonable best efforts to return the Station to the air as promptly as practicable in the ordinary course of business. If on the day otherwise scheduled for Closing a Station is off the air, then Closing shall be postponed until the date five (5) business days after the Station returns to the air, unless such Station returns to the air between January 23, 2006 and January 30, 2006, in which event the Closing shall be postponed until January 31, 2006, subject to Section 10.1 and to the satisfaction of the conditions to Closing set forth herein.
     5.5. Environmental.
          (a) Seller has provided Buyer with copies of Phase I environmental assessments of certain Real Property sites as shown on Schedule 1.2(c), if any (each a “Phase I”).
          (b) Such assessments identified the items set forth on Schedule 1.2(c). With respect to such items:
               (i) Seller shall use reasonable best efforts to remediate such items in all material respects in the ordinary course of business,
               (ii) if such remediation is not completed prior to Closing, then the parties shall proceed to Closing and Seller’s representations and warranties as of the Closing shall be modified to take into account any such items, and Seller shall promptly remediate such items in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).

          (c) Notwithstanding anything herein to the contrary, if at any time the reasonably estimated cost to remedy such items (and any items under the APA) in the aggregate exceeds the amount set forth in Schedule 1.2(c), then Seller may terminate this Agreement upon written notice to Buyer.
     5.6. Consents. The parties shall use reasonable best efforts to obtain (i) any third party consents necessary under any Station Contract (which shall not require any payment to any such third party), and (ii) reasonable estoppel certificates from lessors under any Real Property Leases for which consent to transfer is necessary, if any, but no such third party consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below). Receipt of any consent necessary under the Stations’ network affiliation agreements designated with a diamond on Schedule 1.2(d) without any material adverse conditions and the Stations’ leases designated with a diamond on Schedule 1.2(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).
     5.7. Employees.
          (a) For a period of eighteen (18) months from the date of this Agreement, Buyer shall not, without the prior written consent of Seller, solicit for employment, induce or attempt to induce to leave Seller’s or an affiliate of Seller’s employ, or hire, any employees of Seller or its affiliates staffed in Seller’s Indianapolis headquarters or at any other television station owned by Seller or its affiliates (other than general solicitations not directed solely to any such employees).
          (b) Seller has provided Buyer a list showing employee positions and annualized pay rates and target bonus opportunities, where applicable, for employees of the Companies. Seller shall update that list no later than five (5) business days prior to Closing, and shall provide Buyer with such other information in Seller’s possession as Buyer may reasonably request in order to decide which employees it will retain following the Closing, in each case subject to any restrictions under applicable laws. Prior to the Closing, Buyer shall identify and provide to Seller a written list of the employees of the Companies whom Buyer plans to retain following the Closing. Seller and Buyer shall cooperate with one-another in connection with Buyer’s efforts under this Section 5.7. Employees retained by Buyer shall be employed upon substantially the same terms and conditions and with substantially the same duties as in effect immediately preceding the Closing, including but not limited to wages, salaries, commission rate (if applicable) and target bonuses (all determined on a cash basis before taking into account Seller’s stock compensation program) and with benefits which are substantially similar to the benefits available to similarly situated employees in the markets in which the Stations operate. Any person so retained is referred to herein as a “Transferred Employee.” If any Transferred Employee is subject to a written employment agreement with any entity other than the Companies, Buyer shall assume Seller’s obligations under such agreement. Nothing in this Section 5.7 is intended to or shall require Buyer or the Companies to employ or continue to employ any Transferred Employee for any period of time following the Closing or to continue to maintain any term or condition of employment or otherwise to treat any such employee on any basis other than as an employee-at-will (subject to the terms of any employment contract covering such Transferred Employee). With respect to any employees of the Companies that do not become Transferred Employees, Seller shall transfer such employees to one of its affiliates other than the Companies (and, where applicable, the Seller shall assume the employee’s employment agreement or cause it to be assumed by one of Seller’s affiliates other than the Companies) or otherwise have their employment terminated immediately prior to the Closing. Seller and Buyer shall each pay one-half of all applicable severance and other liabilities under Seller’s severance policy as in effect on the date hereof (a copy of which has been provided to Buyer) and any other amounts (regardless of whether denominated as severance) owing in connection with the termination of any written employment agreement owing to any employees of the Companies who do not become Transferred Employees or who become Transferred Employees but who are terminated during the first four (4) months following Closing (collectively, “Severance”), provided, however, that Seller’s liability with respect to Severance shall not exceed $1 million in the aggregate (including amounts paid by Seller’s affiliates under the APA) and Buyer shall be liable for all other Severance.
          (c) Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time, and Buyer shall discharge the obligation to provide such leave to such employees (such obligations being a part of the Transferred Obligations).
          (d) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively), with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition unless Buyer determines in good faith that obtaining such coverage without such exclusion is not practicable because of a material increase in cost), with service with the Companies or Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.
          (e) Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.
     5.8. DTV Construction for the Topeka Station. Buyer acknowledges that the DTV construction for the Topeka Station set forth on Schedule 5.8 must be timely completed to meet replication/maximization requirements for interference protection or to meet other applicable FCC requirements. Seller shall cause the Companies to commence such work in the ordinary course of business, and to proceed with such work diligently, but completion thereof is not a condition to Closing. At Buyer’s reasonable request, Seller will cause the Companies to file with the FCC an appropriate request for a waiver or extension of the replication/maximization deadline.
     5.9. Accounting Services. During the first fifteen (15) business days after Closing, Buyer shall provide to Seller at no additional cost the services of the Stations’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Stations for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Stations’ employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.
     5.10. Asset Transfers. Between the date hereof and Closing, Seller shall and shall use reasonable best efforts to cause the Companies and their affiliates, officers, directors, employees and agents who own any of the Station Assets or have rights thereto that should be terminated as of Closing to, (i) transfer to Seller (if prior to Closing) or to Buyer (if at Closing) and (ii) to the extent appropriate, terminate as of Closing, all of their respective rights, title and interest in, to and under such Station Assets. Seller shall and shall cause the Companies and their affiliates, officers, directors, employees and agents to prepare, execute and file such documents in form and substance reasonably satisfactory to Buyer and take such other actions as may be required to evidence or record any such transfers or terminations.
     5.11. Intellectual Property License. Other than any trademarks, service marks, brand names, domain names or trade, corporate or business names of Seller or its affiliates (other than the Stations), Seller for itself and its affiliates (other than the Stations) hereby grants to Buyer a non-exclusive, perpetual, irrevocable, and royalty-free license to use any Intellectual Property owned by Seller or an affiliate (other than the Stations) and used by both the Stations and Seller’s other stations and business units prior to Closing in the operation of the Stations in the ordinary course of business, provided that such license: (i) may not be assigned by Buyer, except to any successor licensee of the relevant Station, (ii) is limited to the extent of Seller’s rights therein, if any, (iii) may be used by Buyer only in the market of the relevant Station and only in a manner that does not violate law or any third-party rights, and (iv) shall terminate for noncompliance or non-use.
     5.12. Use of Business Names. To the extent the trademarks, service marks, brand names, domain names or trade, corporate or business names of Seller or its affiliates (other than the Stations) are used by the Stations on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“Marked Materials”), Buyer may continue such pre-existing use for a period of up to three months after Closing, or until the supply of such Marked Materials is exhausted, if sooner. Buyer shall be solely responsible for such use, which: (i) may not be assigned by Buyer, (ii) is limited to the extent of Seller’s rights therein, if any, (iii) may be used by Buyer only in a manner that does not violate law or any third-party rights, and (iv) shall terminate for noncompliance or non-use.
     5.13. Reasonable Efforts. Prior to Closing, Buyer and Seller shall use their respective reasonable best efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement by January 31, 2006.
ARTICLE 6: SELLER CLOSING CONDITIONS
     The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
     6.1. Representations and Covenants.

          (a) The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
     6.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     6.3. FCC Authorization. The FCC Consent shall have been obtained.
     6.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     6.5. Deliveries. Buyer shall have complied with each of its obligations set forth in Section 8.2.
     6.6. APA. The Closing under the APA shall have been consummated or shall be consummated simultaneously with the Closing under this Agreement.
ARTICLE 7: BUYER CLOSING CONDITIONS
     The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
     7.1. Representations and Covenants.
          (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
     7.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3. FCC Authorization. The FCC Consent shall have been obtained.

     7.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     7.5. Deliveries. Seller shall have complied with each of its obligations set forth in Section 8.1.
     7.6. Consents. The Required Consents shall have been obtained and delivered and such Required Consents shall be without material adverse conditions.
     7.7. APA. The Closing under the APA shall have been consummated or shall be consummated simultaneously with the Closing under this Agreement.
ARTICLE 8: CLOSING DELIVERIES
     8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (i) good standing certificates issued by the Secretary of State of Seller’s and the Companies’ jurisdictions of formation;
          (ii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iii) the certificate described in Section 7.1(c);
          (iv) the certificates representing the Stock accompanied by stock powers duly endorsed in blank, sufficient to convey and transfer to Buyer title to the Stock;
          (v) certified copies of the Companies’ charters and bylaws, the Companies’ minute books and resignations from all officers and directors of the Companies;
          (vi) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Stock from Seller to Buyer, free and clear of Liens, except for Permitted Liens;
          (vii) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code; and
          (viii) the Assignment and Assumption Agreement.
     8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:
          (i) the Purchase Price in accordance with Section 1.6 hereof;
          (ii) good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;

          (iii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iv) the certificate described in Section 6.1(c); and
          (v) the Assignment and Assumption Agreement.
ARTICLE 9: SURVIVAL; INDEMNIFICATION
     9.1. Survival. The representations and warranties in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except (i) those under Section 2.6 (Taxes) and Sections 2.7 and 2.8 (Personal Property and Real Property, but solely with respect to title), which shall survive until the expiration of any applicable statute of limitations, and (ii) that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statue of limitations. The covenants and agreements in this Agreement shall survive Closing until performed.
     9.2. Indemnification.
          (a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer or, after the Closing, the Companies, whether or not resulting from third party claims, arising out of or resulting from:
               (i) any breach by Seller of its representations and warranties made under this Agreement; or
               (ii) any default by Seller of any covenant or agreement made under this Agreement; or
               (iii) the Retained Obligations; or
               (iv) the business, ownership, operation of the Companies before the Effective Time, including without limitation any Taxes on or measured by income attributable to any tax period or portion thereof ending on or before the Closing Date, except for the Transferred Obligations and as otherwise provided in Section 11.2.
          (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a)(i) (excluding any breaches of the representations and warranties made under Section 2.6) until, and only to the extent that, Buyer’s aggregate Damages exceed $500,000 per Station and (ii) the maximum liability of Seller under Section 9.2(a)(i) (excluding any breaches of the representations and warranties made under Section 2.6) shall be an amount equal to 20% of the Purchase Price.

          (c) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller, whether or not resulting from third party claims, arising out of or resulting from:
               (i) any breach by Buyer of its representations and warranties made under this Agreement; or
               (ii) any default by Buyer of any covenant or agreement made under this Agreement; or
               (iii) the Transferred Obligations; or
               (iv) the business, ownership, operation of the Companies after the Effective Time, including without limitation any Taxes on or measured by income attributable to any tax period or portion thereof beginning after the Closing Date, except as otherwise provided in Section 11.2.
          (d) From and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all Taxes incurred by Buyer or, after the Closing, the Companies arising from or attributable to any and all actions taken pursuant to the second sentence of Section 1.8.
     9.3. Procedures with Respect to Third Party Claims.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced and provided that, where applicable, such notice is given within the time period described in Section 9.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding:
               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
ARTICLE 10: TERMINATION AND REMEDIES
     10.1. Termination. This Agreement shall terminate upon any termination of the APA. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written consent of Buyer and Seller;
          (b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);
          (c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to pay the Purchase Price at Closing in the circumstances where all of the conditions to Buyer’s obligations to consummate the Closing (other than those under Article 7 to be performed at Closing) have been satisfied;
          (d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur on or before September 29, 2006; or
          (e) as provided by Section 5.5(c).
     10.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the day otherwise scheduled for Closing; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date; and provided, further, that, notwithstanding the foregoing, if the date otherwise scheduled for Closing is between January 23, 2006 and January 30, 2006, Closing shall be January 31, 2006.
     10.3. Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. The termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 5.1 (Confidentiality), 10.5 (Liquidated Damages) and 12.1 (Expenses) shall survive any termination of this Agreement.

     10.4. Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.
     10.5. Liquidated Damages. If Seller terminates this Agreement or the APA pursuant to Section 10.1(c) hereof or thereof, then Buyer shall pay Seller on demand an amount equal to 10% of the Purchase Price under this Agreement by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.
ARTICLE 11: TAX MATTERS
     11.1. Income Tax Returns. Seller shall prepare and file all Tax Returns in respect of Taxes on or measured by income for or with respect to each Company for all tax periods ending on or prior to the Closing Date, and pay all Taxes due in respect thereof. Buyer shall prepare and file all Tax Returns in respect of Taxes on or measured by income for each Company for all tax periods beginning after the Closing Date, and pay all Taxes due in respect thereof. The parties shall jointly prepare, and Buyer shall file, all Tax Returns in respect of Taxes on or measured by income for each Company for all tax periods beginning before or on and ending after the Closing Date (each a “Straddle Period”), and Taxes due in respect thereof shall be paid by Seller to the extent attributable to the tax period or portion thereof ending on the Closing Date, and by Buyer to the extent attributable to the tax period or portion thereof beginning the day after the Closing Date. With respect to each such Tax Return for or with respect to a Company for any Straddle Period, Buyer shall provide Seller with the proposed return, a schedule apportioning the Tax, and its related work papers, no later than thirty (30) days before the filing due date (taking into account all valid extensions), and the parties shall cooperate in good faith to resolve any issues concerning such return or apportionment consistent with this Agreement prior to filing.
     11.2. Apportionment. For purposes of this Agreement, all liabilities for Taxes on or measured by income for any Straddle Period shall be apportioned between the portion of such tax period that ends on the Closing Date and the portion beginning the day after the Closing Date as determined on the basis of a closing of the books and records of each Company at the end of the Closing Date, provided that if on the Closing Date there are any post-Closing transactions involving a Company not in the ordinary course of business and other than a transaction contemplated by Section 1.8, then Buyer shall be responsible for any resulting Tax and such transactions shall be reported on such Company’s post-Closing Tax Return, each to the extent permitted by Treas. Reg. §1.1502-76(b)(1)(ii)(B).
     11.3. Tax Matters. Any tax-sharing agreement to which a Company is a party shall be terminated as to such Company as of the Effective Time and shall have no further effect for any taxable year (whether the current year, a future year or a past year). At Seller’s request, Buyer shall cause any Company to make or join with Seller in making any tax election after the Closing Date that affects a tax period ending on or before the Closing Date (a “Pre-Closing Period”) if such election does not have a material adverse effect on Buyer. Neither Buyer, a Company, nor any of their affiliates shall make any election under section 338 of the Internal Revenue Code of 1986, as amended, with respect to any transaction contemplated by this Agreement.
     11.4. Tax Records. After Closing, (i) Buyer shall retain the Companies’ tax records that relate to all Pre-Closing Periods until the expiration of the applicable statute of limitations (as may be extended), (ii) Buyer and the Companies will provide Seller access to and copies of such records for the preparation of any Tax Returns, any audit or claim by any taxing authority, the filing of any claim for a refund of Tax, the allowance of any Tax credit, or any judicial or administrative proceedings relating to any Pre-Closing Period, and (iii) within five (5) business days of receipt, Buyer shall pay Seller the amount of any Tax refund received by it or a Company after Closing that is attributable to Taxes paid by Seller or a Company for any Pre-Closing Period. If after Closing a taxing authority audits or makes any claim with respect to a Tax Return of a Company that includes any Pre-Closing Period, then Buyer shall promptly notify Seller thereof in writing. Seller shall control the portion of any such audit, examination or proceeding that relates to any Taxes for which Seller is responsible, provided that without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not settle any such audit, examination or proceeding in a manner which would reasonably be expected to have a material adverse effect on Buyer, any Company or any affiliates thereof. Buyer shall, at its own expense, have the opportunity to participate in any such audit, examination or proceeding. Buyer shall control any audit, examination or proceeding (or portion thereof) that does not relate to Taxes for which Seller is responsible.
ARTICLE 12: MISCELLANEOUS
     12.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Buyer and one-half by Seller, except that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings. Buyer and Seller shall each be responsible for one-half of all governmental recording, sales, use and other similar transfer taxes, fees and charges (not including any Taxes on or measured by income) applicable to the transfer of the Stock under this Agreement. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
     12.2. Further Assurances. Before Closing, each party shall perform its obligations and observe the conditions set forth in Schedule 12.2 to this Agreement. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

     12.3. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that Buyer may assign its rights hereunder to an affiliate of Buyer upon written notice to, but without consent of, Seller, provided that (i) any such assignment does not delay processing of the FCC Application, grant of the FCC Consent or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, and (iii) Buyer shall remain liable for all of its obligations hereunder. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.
     12.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	c/o Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention: President and CEO
Facsimile: (317) 684-5583

with copies (which shall not	Emmis Communications Corporation
constitute notice) to:	3500 W. Olive Avenue, Suite 1450
Burbank, California 91505
Attention: Gary Kaseff
Facsimile: (818) 238-9158

Wiley Rein & Fielding LLP
1776 K Street, N.W.
Washington, D.C. 20006
Attention: Doc Bodensteiner
Facsimile: (202) 719-7049

Bose McKinney & Evans, LLP
2700 First Indiana Plaza
135 N. Pennsylvania Street
Indianapolis, Indiana 46204
Attention: David L. Wills
Facsimile: (317) 223-0125

if to Buyer:	c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: David Tolley
Facsimile: (212) 583-5717

with a copy (which shall not	Debevoise & Plimpton
constitute notice) to:	919 Third Avenue
New York, New York 10022
Attention: Gregory V. Gooding Facsimile: (212) 909-6836
     12.5. Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.
     12.6. Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement. This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement (or in any other agreement executed on the date hereof in connection herewith). Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Stations’ revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Stations.
     12.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     12.8. No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
     12.9. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.
     12.10. Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
     12.11. Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Companies or the Stations, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 12.11.
     12.12. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.
     12.13. Interpretation. Article titles and headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. When used in this Agreement, unless the context clearly requires otherwise, (i) words such as “herein,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (ii) the term “including” shall not be limiting, and (iii) the term “ordinary course” shall refer to the ordinary course of Seller’s business and the operation of the Stations.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	SJL ACQUISITION, LLC

By:

Name:
Title:

SELLER:	EMMIS OPERATING COMPANY

By:

Name:
Title: